EXHIBIT 99.1

FOR IMMEDIATE RELEASE
July 18, 2017
Contact: Investor Inquiries:
Casey Farrell
972-801-5871/ShareholderRelations@LegacyTexasFinancialGroup.com
Media Inquiries:
Jennifer Dexter
972-461-7157/Jennifer.Dexter@LegacyTexas.com

LegacyTexas Financial Group, Inc. Reports Record Second Quarter 2017 Earnings of $27.9 million

PLANO, Texas, July 18, 2017 -- LegacyTexas Financial Group, Inc. (Nasdaq: LTXB) (the “Company”), the holding company for LegacyTexas Bank (the “Bank”), today announced record net income of $27.9 million for the second quarter of 2017, an increase of $9.7 million from the first quarter of 2017 and $4.7 million from the second quarter of 2016.

"We are pleased to report record net income of $27.9 million for the quarter," said President and CEO Kevin Hanigan. "We continue to grow our customer base and market share in the Dallas/Fort Worth Metroplex. Our team grew loans and deposits and controlled expenses, resulting in a very strong return on average assets of 1.32%."

Second Quarter 2017 Performance Highlights

•	Company assets of $8.97 billion generated basic earnings per share for the second quarter of 2017 of $0.60 on both a GAAP and core (non-GAAP) basis.

•	Gross loans held for investment at June 30, 2017, excluding Warehouse Purchase Program loans, grew $144.0 million from March 31, 2017, while total deposits grew $182.9 million for the same period.

•	Warehouse Purchase Program loans of $1.26 billion at June 30, 2017, an increase of $409.8 million from March 31, 2017, generated a $2.2 million increase in interest income on a linked-quarter basis.

•	Efficiency ratio remained low at 44.96% for the quarter ended June 30, 2017, compared to 44.83% for the quarter ended March 31, 2017.

•	Return on average assets for the quarter ended June 30, 2017 was 1.32%, compared to 0.89% for the quarter ended March 31, 2017, and 1.20% for the quarter ended June 30, 2016.

•
Interest income on loans increased $814,000 on a linked-quarter basis to $83.9 million for the second quarter of 2017. Excluding the amortization of a $4.7 million discount on a purchased energy loan in the first quarter, interest income on loans increased $5.5 million on a linked-quarter basis.

Financial Highlights

	At or For the Quarters Ended
(unaudited)	Jun 30, 2017	Mar 31, 2017	Jun 30, 2016
	(Dollars in thousands, except per share amounts)
Net interest income	$75,720	$76,548	$69,354
Provision for credit losses	6,255	22,301	6,800
Non-interest income	12,325	12,130	13,722
Non-interest expense	39,589	39,752	39,613
Income tax expense	14,266	8,435	13,446
Net income	$27,935	$18,190	$23,217

Basic earnings per common share	$0.60	$0.39	$0.50
Basic core (non-GAAP) earnings per common share[1]	$0.60	$0.37	$0.50
Weighted average common shares outstanding - basic	46,596,467	46,453,658	46,135,999
Estimated Tier 1 common equity risk-based capital ratio[2]	8.92%	9.29%	9.28%
Total equity to total assets	10.31%	10.67%	10.47%
Tangible common equity to tangible assets - Non-GAAP[1]	8.49%	8.73%	8.43%

[1]	See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.

[2]	Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

Core (non-GAAP) net income (which is net income adjusted for the impact of infrequent or non-recurring items) totaled $27.9 million for the quarter ended June 30, 2017, up $10.6 million from the first quarter of 2017 and $4.8 million from the second quarter of 2016. Basic earnings per share for the quarter ended June 30, 2017 was $0.60, an increase of $0.21 from the first quarter of 2017 and $0.10 from the second quarter of 2016. Basic core earnings per share for the second quarter of 2017 was $0.60, up $0.23 from the first quarter of 2017 and $0.10 from the second quarter of 2016.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
(unaudited)	Jun 30, 2017	Mar 31, 2017	Jun 30, 2016
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans	$75,432	$76,956	$65,159
Warehouse Purchase Program loans	8,260	6,025	8,042
Loans held for sale	225	122	175
Securities	3,875	3,701	3,568
Interest-earning deposit accounts	955	732	392
Total interest income	$88,747	$87,536	$77,336
Net interest income	$75,720	$76,548	$69,354
Net interest margin	3.77%	4.00%	3.81%
Selected average balances:
Total earning assets	$8,052,636	$7,734,253	$7,310,579
Total loans held for investment	7,060,044	6,759,556	6,375,951
Total securities	645,605	629,366	623,148
Total deposits	6,319,171	6,163,863	5,314,821
Total borrowings	1,142,998	1,040,835	1,508,787
Total non-interest-bearing demand deposits	1,410,566	1,341,315	1,194,118
Total interest-bearing liabilities	6,051,603	5,863,383	5,629,490

Net interest income for the quarter ended June 30, 2017 was $75.7 million, an $828,000 decrease from the first quarter of 2017 and a $6.4 million increase from the second quarter of 2016. The first quarter of 2017 included amortization of a $4.7 million discount on a purchased energy loan that was not repeated in the second quarter of 2017. Interest income, excluding this discount, increased by $5.5 million, which was partially offset by increases in interest expense paid on deposits and FHLB advances of $1.2 million and $795,000, respectively. The linked-quarter increase in loan interest income was driven by increased volume in all loan portfolios with the exception of construction and land and other consumer loans. The average yield earned on commercial and industrial loans for the first quarter of 2017 was increased by the above-mentioned amortization of a $4.7 million discount on a purchased energy loan, which positively impacted the average yield on commercial and industrial loans for the first quarter of 2017 by 96 basis points, an impact that was not repeated in the second quarter of 2017. The average balance of commercial real estate loans increased by $57.3 million to $2.78 billion from the first quarter of 2017, resulting in a $1.3 million increase in interest income, while the average balance of commercial and industrial loans increased by $26.1 million to $2.00 billion from the first quarter of 2017, partially offsetting the 77 basis point linked-quarter decline in the average yield due to the discount amortization discussed above.

The average balance of Warehouse Purchase Program loans increased by $198.7 million to $896.0 million from the first quarter of 2017, resulting in a $2.2 million increase in interest income, while interest income earned on consumer real estate loans increased by $543,000 for the same period due to a $36.0 million linked-quarter increase in the average balance.

Interest income on loans for the second quarter of 2017 included $874,000 in accretion of purchase accounting fair value adjustments on acquired loans, which includes $233,000 on acquired commercial real estate loans, $155,000 on acquired commercial and industrial loans, $19,000 on acquired construction and land loans and $467,000 on acquired consumer loans. Accretion of purchase accounting fair value adjustments on acquired loans contributed five basis points, four basis points and 15 basis points to the average yields on commercial real estate, commercial and industrial and consumer real estate loans, respectively, for the second quarter of 2017, compared to six basis points, three basis points and 11 basis points, respectively, for the first quarter of 2017.

The $6.4 million increase in net interest income compared to the second quarter of 2016 was primarily due to a $10.5 million increase in interest income on loans, which was driven by increased volume in all loan portfolios with the exception of Warehouse Purchase Program and other consumer loans. The average balance of commercial real estate loans increased by $365.2 million from the second quarter of 2016, resulting in a $4.8 million increase in interest income. The average balance of commercial and industrial loans increased by $300.8 million from the second quarter of 2016, resulting in a $4.6 million increase in interest income. The average balance of consumer real estate loans increased by $123.9 million compared to the second quarter of 2016, leading to a $1.2 million increase in interest income. Despite a $91.2 million decline in the average balance compared to the prior year period, interest income on Warehouse Purchase Program loans increased by $218,000 due to a 42 basis point increase in the average yield earned for the second quarter of 2017, compared to the same quarter last year.

Interest expense for the quarter ended June 30, 2017 increased by $2.0 million compared to the linked quarter, which was primarily due to higher average deposit rates, as well as increases of $50.4 million and $41.1 million in the average balances of savings and money market and time deposits, respectively, compared to the first quarter of 2017. A $102.2 million increase in the average balance of borrowings and a 13 basis point increase in the average rate paid for borrowings from the first quarter of 2017 resulted in a $790,000 increase in interest expense on borrowed funds.

Compared to the second quarter of 2016, interest expense for the quarter ended June 30, 2017 increased by $5.0 million, primarily due to higher average deposit rates and increased volume in all deposit products. The average balance of savings and money market and time deposits increased by $537.3 million and $185.7 million, respectively, compared to the second quarter of 2016, while the average rates paid on these deposits increased by 32 basis points and 26 basis points, respectively, compared to the prior year period. These increases in volume and rate on savings and money market and time deposits increased interest expense compared to the second quarter of 2016 by $2.5 million and $1.2 million, respectively. The average rate paid on interest-bearing demand deposits increased by eight basis points compared to the second quarter of 2016, while the average balance of interest-bearing demand deposits increased by $64.9 million for the same period. A $365.8 million decrease in the average balance of borrowings from the second quarter of 2016 was more than offset by a 69 basis point increase in the average rate, resulting in a $1.1 million increase in interest expense on borrowed funds.

The net interest margin for the second quarter of 2017 was 3.77%, a 23 basis point decrease from the first quarter of 2017 and a four basis point decrease from the second quarter of 2016. Approximately 24 basis points of the net interest margin for the quarter ended March 31, 2017 was related to the amortization of the purchased loan discount discussed above. Accretion of interest resulting from the merger with LegacyTexas Group, Inc. on January 1, 2015, as well as the 2012 Highlands acquisition, contributed five basis points to the net interest margin and average yield on earning assets for the quarter ended June 30, 2017, compared to five basis points for the quarter ended March 31, 2017 and seven basis points for the quarter ended June 30, 2016. The average yield on earning assets for the second quarter of 2017 was 4.42%, a 16 basis point decrease from the first quarter of 2017 and a 17 basis point increase from the second quarter of 2016. The cost of deposits for the second quarter of 2017 was 0.53%, up six basis points from the linked quarter and up 20 basis points from the second quarter of 2016.

Non-interest Income

Non-interest income for the second quarter of 2017 was $12.3 million, a $195,000 increase from the first quarter of 2017 and a $1.4 million decrease from the second quarter of 2016. Service charges and other fees increased by $1.5 million from the first quarter of 2017, which was primarily due to a $671,000 increase in commercial loan fee income (consisting of syndication, arrangement, non-usage and pre-payment fees), a $288,000 increase in Warehouse Purchase Program fee income, a $214,000 increase in debit card interchange income, and a $122,000 increase in title premiums. The Company recognized $2.2 million in net gains on the sale of mortgage loans held for sale during the second quarter of 2017, which includes the gain recognized on $56.4 million of one-to four-family mortgage loans that were sold or committed for sale during the second quarter of 2017, fair value changes on mortgage derivatives and mortgage fees collected, compared to $1.6 million in comparable net gains recorded during the first quarter of 2017 on $39.6 million of one-to four-family mortgage loans sold or committed for sale. Gain (loss) on sale and disposition of assets for the second quarter of 2017 included a $139,000 gain on the sale of foreclosed properties, compared to a gain of $1.3 million resulting from the sale of a parcel of land in the first quarter of 2017.

The $1.4 million decrease in non-interest income from the second quarter of 2016 was primarily due to a $1.2 million decrease in other non-interest income and a $1.0 million decrease in gain (loss) on sale and disposition of assets. Other non-interest income included $642,000 in income recorded in the second quarter of 2016 from insurance activities, which was not repeated in the second quarter of 2017 due to the sale of the Company's insurance subsidiary operations in the second quarter of 2016. Also, other non-interest income for the second quarter of 2016 included $365,000 in swap fee income recorded on interest rate derivative positions with our customers, with only $2,000 of swap fee income recognized in the second quarter of 2017. Gain (loss) on sale and disposition of assets decreased by $1.0 million from the second quarter of 2016, primarily due to a gain of $1.2 million on the sale of the Company's insurance subsidiary in the second quarter of 2016, which was not repeated in the second quarter of 2017. A $969,000 year-over-year increase in service charges and fees, which was driven by a $691,000 increase in commercial loan fee income (consisting of syndication, arrangement, non-usage and pre-payment fees) and a $234,000 increase in Warehouse Purchase Program fee income, partially offset these decreases.

Non-interest Expenses

Non-interest expense for the quarter ended June 30, 2017 was $39.6 million, a $163,000 decrease from the first quarter of 2017 and a $24,000 decrease from the second quarter of 2016. Salaries and employee benefits expense decreased by $1.1 million from the first quarter of 2017, which was driven by a reduction in payroll taxes, as more employees have reached the wage base limit for Social Security tax for the year, as well as increased deferred salary costs related to loan originations that will be accounted for over the lives of the related loans. These linked-quarter decreases in salaries and employee benefits expense were partially offset by an increase in variable incentives paid as a result of the above-mentioned $56.4 million of one-to four-family mortgage loans that were sold or committed for sale during the second quarter of 2017, as well as an increase in share-based compensation expense related to new stock awards granted at the end of the first quarter and during the second quarter of 2017. Compared to the first quarter of 2017, advertising expense increased by $362,000 due to a higher number of events and sponsorships during the second quarter of 2017, while regulatory assessments expense increased by $286,000 due to a higher assessment rate in the second quarter of 2017.

The $24,000 decrease in non-interest expense from the second quarter of 2016 was primarily related to a $562,000 decline in other non-interest expense due to lower debit card fraud losses in the 2017 period, as well as decreases in office operations and occupancy and equipment expenses. These decreases were partially offset by a $524,000 increase in salaries and employee benefits expense compared to the 2016 period, which was driven by additional staff and merit increases, as well as increases in health care costs and share-based compensation expense related to new stock awards granted in the 2017 period. Data processing expense increased by $213,000 compared to the second quarter of 2016 primarily due to increased costs for system upgrades to enhance customer service and increase operating efficiency.

Financial Condition - Loans

Gross loans held for investment at June 30, 2017, excluding Warehouse Purchase Program loans, grew $144.0 million from March 31, 2017, which included growth in commercial real estate, commercial and industrial and consumer real estate loans. Commercial real estate and commercial and industrial loans at June 30, 2017 increased by $31.0 million and $91.3 million, respectively, from March 31, 2017, and consumer real estate loans increased by $44.9 million for the same period. These linked-quarter increases were partially offset by a $20.2 million decline in construction and land loans.

Compared to June 30, 2016, gross loans held for investment at June 30, 2017, excluding Warehouse Purchase Program loans, grew $716.2 million, which included growth in commercial real estate, commercial and industrial and consumer real estate loans. On a year-over-year basis, commercial real estate, commercial and industrial, and consumer real estate loans increased by $297.0 million, $337.2 million, and $107.6 million, respectively. These year-over-year increases were partially offset by declines of $11.9 million and $13.7 million in construction and land and other consumer loans, respectively.

At June 30, 2017, Warehouse Purchase Program loans increased by $409.8 million compared to March 31, 2017 and by $276.4 million compared to June 30, 2016.

Reserve-based energy loans, which are secured by deeds of trust on properties containing proven oil and natural gas reserves and included in the Company's commercial and industrial loan portfolio, totaled $515.5 million at June 30, 2017, up $11.5 million from $504.0 million at March 31, 2017 and up $26.4 million from $489.1 million at June 30, 2016. In addition to reserve-based energy loans, the Company has loans categorized as "Midstream and Other," which are typically related to the transmission of oil and natural gas and would only be indirectly impacted from declining commodity prices. At June 30, 2017, "Midstream and Other" loans had a total outstanding balance of $30.4 million, down $12.7 million from $43.1 million at March 31, 2017 and down $24.4 million from $54.8 million at June 30, 2016.

Financial Condition - Deposits

Total deposits at June 30, 2017 increased by $182.9 million from March 31, 2017, which included growth in all deposit categories. Time and non-interest-bearing demand deposits increased by $83.1 million and $73.2 million, respectively, on a comparative basis, while interest-bearing demand and savings and money market balances increased by $20.5 million and $6.1 million, respectively.

Compared to June 30, 2016, total deposits increased by $939.8 million, which includes growth in all deposit categories. Savings and money market deposits and time deposits increased by $436.1 million and $134.0 million, respectively, while non-interest-bearing demand and interest-bearing demand deposits increased by $287.1 million and $82.5 million, respectively, from June 30, 2016.

Credit Quality

	At or For the Quarters Ended
(unaudited)	Jun 30, 2017	Mar 31, 2017	Jun 30, 2016
	(Dollars in thousands)
Net charge-offs	$1,765	$16,620	$90
Net charge-offs/Average loans held for investment, excluding Warehouse Purchase Program loans	0.11%	1.10%	0.01%
Net charge-offs/Average loans held for investment	0.10	0.98	0.01
Provision for credit losses	$6,255	$22,301	$6,800
Non-performing loans ("NPLs")	99,196	107,404	42,851
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans	1.55%	1.71%	0.75%
NPLs/Total loans held for investment	1.29	1.51	0.64
Non-performing assets ("NPAs")	$112,479	$121,058	$56,219
NPAs to total assets	1.25%	1.43%	0.70%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans	1.75	1.93	0.99
NPAs/Loans held for investment and foreclosed assets	1.46	1.70	0.84
Allowance for loan losses	$75,091	$70,656	$62,194
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans	1.17%	1.13%	1.09%
Allowance for loan losses/Total loans held for investment	0.98	0.99	0.93
Allowance for loan losses/Total loans held for investment, excluding acquired loans & Warehouse Purchase Program loans[1]	1.26	1.23	1.26
Allowance for loan losses/NPLs	75.70	65.79	145.14

[1]	Excludes loans acquired in the Highlands and LegacyTexas transactions, which were initially recorded at fair value.

The Company recorded a provision for credit losses of $6.3 million for the quarter ended June 30, 2017, a decrease of $16.0 million from the quarter ended March 31, 2017 and $545,000 from the quarter ended June 30, 2016. The decrease in provision expense on a linked-quarter basis was primarily due to a $16.4 million charge-off recorded during the first quarter of 2017 on the sale of a note at a deep discount after the borrower experienced liquidity constraints during the first quarter of 2017 that challenged its ongoing viability. This charged-off relationship was part of the Company's corporate healthcare finance portfolio, which is reported on the balance sheet as commercial and industrial loans and totaled $44.1 million at June 30, 2017. At this time, the Company is no longer originating corporate healthcare finance loans.

The below table shows criticized (rated "special mention") and classified (rated "substandard" or "doubtful") loans at June 30, 2017, March 31, 2017 and June 30, 2016.

	June 30, 2017	March 31, 2017	June 30, 2016	Linked-Quarter Change	Year-over-Year Change
	(Dollars in thousands)
Commercial real estate	$28,598	$7,906	$8,925	$20,692	$19,673
Commercial and industrial, excluding energy	18,771	21,190	25,011	(2,419)	(6,240)
Energy	59,608	72,026	106,060	(12,418)	(46,452)
Consumer	1,514	1,541	2,811	(27)	(1,297)
Total criticized (all performing)	$108,491	$102,663	$142,807	$5,828	$(34,316)

Commercial real estate	$6,822	$8,382	$14,222	$(1,560)	$(7,400)
Commercial and industrial, excluding energy	8,470	7,517	8,257	953	213
Energy	—	—	81,482	—	(81,482)
Construction and land	82	84	90	(2)	(8)
Consumer	2,423	2,458	3,516	(35)	(1,093)
Total classified performing	17,797	18,441	107,567	(644)	(89,770)

Commercial real estate	4,201	4,337	1,183	(136)	3,018
Commercial and industrial, excluding energy	13,193	19,219	4,786	(6,026)	8,407
Energy	74,406	75,284	26,576	(878)	47,830
Construction and land	—	310	27	(310)	(27)
Consumer	7,396	8,254	10,279	(858)	(2,883)
Total classified non-performing	99,196	107,404	42,851	(8,208)	56,345

Total classified loans	$116,993	$125,845	$150,418	$(8,852)	$(33,425)

The allowance for loan losses allocated to energy and corporate healthcare finance loans at June 30, 2017 totaled $24.6 million and $4.7 million, respectively. Classified loans at June 30, 2017 declined by $8.9 million from March 31, 2017, while a $33.7 million decline in classified energy loans drove a $33.4 million decrease in classified loans compared to the same period last year.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2017 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2017 and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will also host an investor conference call to review the results on Wednesday, July 19, 2017 at 8 a.m. Central Time. Participants may pre-register for the call by visiting http://dpregister.com/10110220 and will receive a unique pin number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call (toll-free) 1-877-513-4119 at least five minutes prior to the call to be placed into the call by an operator. International participants are asked to call 1-412-902-4148 and participants in Canada are asked to call (toll-free) 1-855-669-9657.

The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.legacytexasfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10110220. This replay, as well as the webcast, will be available until August 19, 2017.

About LegacyTexas Financial Group, Inc.

LegacyTexas Financial Group, Inc. is the holding company for LegacyTexas Bank, a commercially oriented community bank based in Plano, Texas. LegacyTexas Bank operates 44 banking offices in the Dallas/Fort Worth Metroplex and surrounding counties. For more information, please visit www.LegacyTexasFinancialGroup.com or www.LegacyTexas.com.
This document and other filings by LegacyTexas Financial Group, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the expected cost savings, synergies and other financial benefits from acquisition or disposition transactions might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; fluctuations in the price of oil, natural gas and other commodities; competition; changes in management’s business strategies and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

LegacyTexas Financial Group, Inc. Consolidated Balance Sheets

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
	(Dollars in thousands)
ASSETS	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Cash and due from financial institutions	$61,989	$60,073	$59,823	$63,598	$59,217
Short-term interest-bearing deposits in other financial institutions	256,251	294,955	229,389	214,289	363,407
Total cash and cash equivalents	318,240	355,028	289,212	277,887	422,624
Securities available for sale, at fair value	397,957	381,831	354,515	433,603	325,042
Securities held to maturity	191,578	200,541	210,387	220,919	224,452
Total securities	589,535	582,372	564,902	654,522	549,494
Loans held for sale	19,374	19,315	21,279	23,184	20,752
Loans held for investment:
Loans held for investment - Warehouse Purchase Program	1,256,742	846,973	1,055,341	1,345,818	980,390
Loans held for investment	6,409,259	6,265,263	6,065,423	5,757,224	5,693,047
Gross loans	7,685,375	7,131,551	7,142,043	7,126,226	6,694,189
Less: allowance for loan losses and deferred fees on loans held for investment	(70,642)	(67,834)	(66,827)	(54,557)	(59,795)
Net loans	7,614,733	7,063,717	7,075,216	7,071,669	6,634,394
FHLB stock and other restricted securities, at cost	56,618	43,156	43,266	54,850	62,247
Bank-owned life insurance	57,078	56,768	56,477	56,169	55,853
Premises and equipment, net	71,068	72,312	74,226	72,325	71,232
Goodwill	178,559	178,559	178,559	178,559	178,559
Other assets	84,544	84,630	80,397	74,029	82,602
Total assets	$8,970,375	$8,436,542	$8,362,255	$8,440,010	$8,057,005

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$1,522,856	$1,449,656	$1,383,951	$1,375,883	$1,235,731
Interest-bearing demand	893,544	873,085	903,314	848,564	811,015
Savings and money market	2,685,627	2,679,538	2,710,307	2,442,434	2,249,490
Time	1,460,479	1,377,367	1,367,904	1,461,194	1,326,446
Total deposits	6,562,506	6,379,646	6,365,476	6,128,075	5,622,682
FHLB advances	1,151,682	830,195	833,682	1,134,318	1,333,337
Repurchase agreements	73,433	76,880	86,691	75,138	68,049
Subordinated debt	134,277	134,155	134,032	134,083	85,231
Other borrowings	—	—	—	—	24,894
Accrued expenses and other liabilities	123,194	115,749	57,009	101,551	79,508
Total liabilities	8,045,092	7,536,625	7,476,890	7,573,165	7,213,701
Shareholders’ equity
Common stock	480	479	479	478	476
Additional paid-in capital	595,730	592,159	589,408	583,800	580,386
Retained earnings	342,384	321,648	310,641	292,510	272,454
Accumulated other comprehensive income (loss), net	(1,125)	(2,051)	(2,713)	2,639	2,918
Unearned Employee Stock Ownership Plan (ESOP) shares	(12,186)	(12,318)	(12,450)	(12,582)	(12,930)
Total shareholders’ equity	925,283	899,917	885,365	866,845	843,304
Total liabilities and shareholders’ equity	$8,970,375	$8,436,542	$8,362,255	$8,440,010	$8,057,005

LegacyTexas Financial Group, Inc.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					Second Quarter 2017 Compared to:
	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	First Quarter 2017		Second Quarter 2016
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$83,917	$83,103	$80,394	$78,966	$73,376	$814	1.0%	$10,541	14.4%
Taxable securities	2,725	2,562	2,269	2,314	2,359	163	6.4	366	15.5
Nontaxable securities	739	755	756	763	759	(16)	(2.1)	(20)	(2.6)
Interest-bearing deposits in other financial institutions	955	732	693	463	392	223	30.5	563	143.6
FHLB and Federal Reserve Bank stock and other	411	384	385	405	450	27	7.0	(39)	(8.7)
	88,747	87,536	84,497	82,911	77,336	1,211	1.4	11,411	14.8
Interest expense
Deposits	8,359	7,110	6,734	5,756	4,422	1,249	17.6	3,937	89.0
FHLB advances	2,427	1,632	1,526	1,865	2,103	795	48.7	324	15.4
Repurchase agreements and other borrowings	2,241	2,246	2,153	1,810	1,457	(5)	(0.2)	784	53.8
	13,027	10,988	10,413	9,431	7,982	2,039	18.6	5,045	63.2
Net interest income	75,720	76,548	74,084	73,480	69,354	(828)	(1.1)	6,366	9.2
Provision for credit losses	6,255	22,301	7,833	3,467	6,800	(16,046)	(72.0)	(545)	(8.0)
Net interest income after provision for credit losses	69,465	54,247	66,251	70,013	62,554	15,218	28.1	6,911	11.0
Non-interest income
Service charges and other fees	9,896	8,431	9,912	9,670	8,927	1,465	17.4	969	10.9
Net gain on sale of mortgage loans held for sale	2,156	1,628	2,012	2,383	2,250	528	32.4	(94)	(4.2)
Bank-owned life insurance income	440	422	436	441	441	18	4.3	(1)	(0.2)
Net gain (loss) on securities transactions	—	(19)	(6)	(3)	65	19	N/M	(65)	N/M
Gain (loss) on sale and disposition of assets	157	1,399	(412)	(1,490)	1,186	(1,242)	(88.8)	(1,029)	(86.8)
Other	(324)	269	335	276	853	(593)	N/M	(1,177)	N/M
	12,325	12,130	12,277	11,277	13,722	195	1.6	(1,397)	(10.2)

	For the Quarters Ended					Second Quarter 2017 Compared to:
	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	First Quarter 2017		Second Quarter 2016

Non-interest expense	(Dollars in thousands)
Salaries and employee benefits	23,391	24,444	23,446	23,918	22,867	(1,053)	(4.3)	524	2.3
Advertising	1,179	817	1,039	751	1,035	362	44.3	144	13.9
Occupancy and equipment	3,656	3,654	3,715	3,822	3,779	2	0.1	(123)	(3.3)
Outside professional services	1,203	1,156	889	940	1,227	47	4.1	(24)	(2.0)
Regulatory assessments	1,271	985	1,316	1,169	1,330	286	29.0	(59)	(4.4)
Data processing	3,877	3,895	3,991	3,989	3,664	(18)	(0.5)	213	5.8
Office operations	2,404	2,276	2,524	2,368	2,541	128	5.6	(137)	(5.4)
Other	2,608	2,525	2,628	2,717	3,170	83	3.3	(562)	(17.7)
	39,589	39,752	39,548	39,674	39,613	(163)	(0.4)	(24)	(0.1)
Income before income tax expense	42,201	26,625	38,980	41,616	36,663	15,576	58.5	5,538	15.1
Income tax expense	14,266	8,435	13,675	14,399	13,446	5,831	69.1	820	6.1
Net income	$27,935	$18,190	$25,305	$27,217	$23,217	$9,745	53.6%	$4,718	20.3%
N/M - Not meaningful

LegacyTexas Financial Group, Inc.
Selected Quarterly Financial Highlights (unaudited)

	At or For the Quarters Ended
	June 30, 2017	March 31, 2017	June 30, 2016
SHARE DATA:	(Dollars in thousands, except per share amounts)
Weighted average common shares outstanding- basic	46,596,467	46,453,658	46,135,999
Weighted average common shares outstanding- diluted	47,005,554	47,060,306	46,352,141
Shares outstanding at end of period	48,009,379	47,940,133	47,670,440
Income available to common shareholders[1]	$27,837	$18,111	$23,114
Basic earnings per common share	0.60	0.39	0.50
Basic core (non-GAAP) earnings per common share[2]	0.60	0.37	0.50
Diluted earnings per common share	0.59	0.38	0.50
Dividends declared per share	0.15	0.15	0.14
Total shareholders' equity	925,283	899,917	843,304
Common shareholders' equity per share (book value per share)	19.27	18.77	17.69
Tangible book value per share- Non-GAAP[2]	15.54	15.03	13.93
Market value per share for the quarter:
High	40.18	44.19	28.27
Low	35.22	38.41	17.94
Close	38.13	39.90	26.91
KEY RATIOS:
Return on average common shareholders' equity	12.22%	8.08%	11.11%
Core (non-GAAP) return on average common shareholders' equity[2]	12.22	7.71	11.09
Return on average assets	1.32	0.89	1.20
Core (non-GAAP) return on average assets[2]	1.32	0.85	1.20
Efficiency ratio (GAAP basis)	44.96	44.83	47.68
Core (non-GAAP) efficiency ratio[2]	44.96	45.50	48.37
Estimated Tier 1 common equity risk-based capital ratio[3]	8.92	9.29	9.28
Estimated total risk-based capital ratio[3]	11.43	11.93	11.35
Estimated Tier 1 risk-based capital ratio[3]	9.06	9.44	9.44
Estimated Tier 1 leverage ratio[3]	9.14	9.19	8.91
Total equity to total assets	10.31	10.67	10.47
Tangible equity to tangible assets - Non-GAAP[2]	8.49	8.73	8.43
Number of employees- full-time equivalent	862	865	850

[1]	Net of distributed and undistributed earnings to participating securities.

[2]	See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.

[3]	Calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve.

LegacyTexas Financial Group, Inc.
Selected Loan Data (unaudited)

	At the Quarter Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Loans held for investment:	(Dollars in thousands)
Commercial real estate	$2,817,443	$2,786,477	$2,670,455	$2,533,404	$2,520,431
Warehouse Purchase Program	1,256,742	846,973	1,055,341	1,345,818	980,390
Commercial and industrial	2,119,678	2,028,347	1,971,160	1,812,558	1,782,463
Construction and land	270,050	290,258	294,894	307,734	281,936
Consumer real estate	1,154,353	1,109,459	1,074,923	1,046,397	1,046,794
Other consumer	47,735	50,722	53,991	57,131	61,423
Gross loans held for investment	$7,666,001	$7,112,236	$7,120,764	$7,103,042	$6,673,437
Non-performing assets:
Commercial real estate	$4,201	$4,337	$5,195	$5,336	$1,183
Commercial and industrial	87,599	94,503	86,664	28,282	31,362
Construction and land	—	310	11,385	27	27
Consumer real estate	7,265	7,193	7,987	7,051	10,005
Other consumer	131	1,061	158	169	274
Total non-performing loans	99,196	107,404	111,389	40,865	42,851
Foreclosed assets	13,283	13,654	10,838	13,460	13,368
Total non-performing assets	$112,479	$121,058	$122,227	$54,325	$56,219
Total non-performing assets to total assets	1.25%	1.43%	1.46%	0.64%	0.70%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans	1.55%	1.71%	1.84%	0.71%	0.75%
Total non-performing loans to total loans held for investment	1.29%	1.51%	1.56%	0.58%	0.64%
Allowance for loan losses to non-performing loans	75.70%	65.79%	57.97%	140.26%	145.14%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans	1.17%	1.13%	1.06%	1.00%	1.09%
Allowance for loan losses to total loans held for investment	0.98%	0.99%	0.91%	0.81%	0.93%
Allowance for loan losses to total loans held for investment, excluding acquired loans and Warehouse Purchase Program loans[1]	1.26%	1.23%	1.18%	1.12%	1.26%

	At the Quarter Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Troubled debt restructured loans ("TDRs"):		(Dollars in thousands)
Performing TDRs:
Commercial real estate	$150	$152	$154	$156	$158
Commercial and industrial	—	—	—	—	7
Consumer real estate	265	267	269	271	361
Other consumer	23	27	31	35	39
Total performing TDRs	$438	$446	$454	$462	$565
Non-performing TDRs:[2]
Commercial real estate	$39	$40	$808	$813	$820
Commercial and industrial	22,946	23,338	9,181	8,700	8,726
Consumer real estate	1,401	1,618	1,669	1,725	3,603
Other consumer	31	38	43	50	51
Total non-performing TDRs	$24,417	$25,034	$11,701	$11,288	$13,200
Allowance for loan losses:
Balance at beginning of period	$70,656	$64,576	$57,318	$62,194	$55,484
Provision expense for loans	6,200	22,700	7,500	2,300	6,800
Charge-offs	(2,160)	(17,246)	(367)	(7,566)	(345)
Recoveries	395	626	125	390	255
Balance at end of period	$75,091	$70,656	$64,576	$57,318	$62,194
Net charge-offs (recoveries):
Commercial real estate	$—	$(189)	$(5)	$72	$(3)
Commercial and industrial	1,350	16,490	34	6,989	(96)
Construction and land	(75)	418	—	—	—
Consumer real estate	5	23	20	(40)	61
Other consumer	485	(122)	193	155	128
Total net charge-offs	$1,765	$16,620	$242	$7,176	$90
Allowance for off-balance sheet lending-related commitments
Provision expense (benefit) for credit losses	$55	$(399)	$333	$1,167	$—

[1]	Excludes loans acquired in the Highlands and LegacyTexas acquisitions, which were initially recorded at fair value.

[2]	Non-performing TDRs are included in the non-performing assets reported above.

LegacyTexas Financial Group, Inc.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Loans:	(Dollars in thousands)
Commercial real estate	$2,781,472	$2,724,167	$2,599,006	$2,548,202	$2,416,288
Warehouse Purchase Program	896,018	697,316	1,100,723	1,131,959	987,225
Commercial and industrial	1,995,882	1,969,766	1,836,519	1,710,387	1,695,037
Construction and land	278,986	290,856	300,460	290,930	266,968
Consumer real estate	1,126,744	1,090,700	1,052,231	1,055,801	1,002,848
Other consumer	49,721	52,655	56,480	59,212	63,525
Less: deferred fees and allowance for loan loss	(68,779)	(65,904)	(58,723)	(54,485)	(55,940)
Total loans held for investment	7,060,044	6,759,556	6,886,696	6,742,006	6,375,951
Loans held for sale	22,581	12,667	22,509	18,132	19,726
Securities	645,605	629,366	620,775	637,294	623,148
Overnight deposits	324,406	332,664	481,451	343,906	291,754
Total interest-earning assets	$8,052,636	$7,734,253	$8,011,431	$7,741,338	$7,310,579
Deposits:
Interest-bearing demand	$849,633	$855,075	$838,631	$821,516	$784,741
Savings and money market	2,703,291	2,652,866	2,686,847	2,414,974	2,166,002
Time	1,355,681	1,314,607	1,407,415	1,372,424	1,169,960
FHLB advances and other borrowings	1,142,998	1,040,835	1,201,004	1,333,438	1,508,787
Total interest-bearing liabilities	$6,051,603	$5,863,383	$6,133,897	$5,942,352	$5,629,490

Total assets	$8,491,696	$8,172,072	$8,445,209	$8,176,612	$7,739,015
Non-interest-bearing demand deposits	$1,410,566	$1,341,315	$1,349,561	$1,283,434	$1,194,118
Total deposits	$6,319,171	$6,163,863	$6,282,454	$5,892,348	$5,314,821
Total shareholders' equity	$914,564	$900,118	$880,250	$860,142	$835,752

Yields/Rates:
Loans:
Commercial real estate	5.08%	5.05%	5.05%	5.19%	5.07%
Warehouse Purchase Program	3.70%	3.50%	3.29%	3.26%	3.28%
Commercial and industrial	4.63%	5.40%	4.63%	4.47%	4.38%
Construction and land	5.12%	5.18%	5.08%	5.21%	5.37%
Consumer real estate	4.59%	4.54%	4.60%	4.71%	4.69%
Other consumer	5.57%	5.51%	5.66%	5.65%	5.65%
Total loans held for investment	4.75%	4.97%	4.64%	4.65%	4.61%
Loans held for sale	3.99%	3.85%	3.41%	3.46%	3.55%
Securities	2.40%	2.35%	2.20%	2.19%	2.29%
Overnight deposits	1.18%	0.89%	0.57%	0.54%	0.54%
Total interest-earning assets	4.42%	4.58%	4.20%	4.27%	4.25%
Deposits:
Interest-bearing demand	0.58%	0.53%	0.50%	0.49%	0.50%
Savings and money market	0.56%	0.46%	0.39%	0.33%	0.24%
Time	0.99%	0.91%	0.86%	0.80%	0.73%
FHLB advances and other borrowings	1.64%	1.51%	1.22%	1.10%	0.95%

	For the Quarters Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Total interest-bearing liabilities	0.86%	0.76%	0.68%	0.63%	0.57%
Net interest spread	3.56%	3.82%	3.52%	3.64%	3.68%
Net interest margin	3.77%	4.00%	3.68%	3.78%	3.81%
Cost of deposits (including non-interest-bearing demand)	0.53%	0.47%	0.43%	0.39%	0.33%

LegacyTexas Financial Group, Inc.
Supplemental Information- Non-GAAP Financial Measures
(unaudited)

	At or For the Quarters Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share (calculated net of estimated tax rate of 35%, except as otherwise noted)	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders[1]	$27,837	$18,111	$25,174	$27,084	$23,114
Distributed and undistributed earnings to participating securities[1]	98	79	131	133	103
GAAP net income	27,935	18,190	25,305	27,217	23,217
Net (gain) on sale of insurance subsidiary operations[2]	—	—	—	—	(39)
(Gain) on sale of branch locations and land	—	(847)	—	—	—
Loss on sale of FHA loan portfolio	—	—	—	969	—
Core (non-GAAP) net income	$27,935	$17,343	$25,305	$28,186	$23,178
Average shares for basic earnings per share	46,596,467	46,453,658	46,346,053	46,227,734	46,135,999
Basic GAAP earnings per share	$0.60	$0.39	$0.54	$0.59	$0.50
Basic core (non-GAAP) earnings per share	$0.60	$0.37	$0.55	$0.61	$0.50
Average shares for diluted earnings per share	47,005,554	47,060,306	46,873,215	46,546,532	46,352,141
Diluted GAAP earnings per share	$0.59	$0.38	$0.54	$0.58	$0.50
Diluted core (non-GAAP) earnings per share	$0.59	$0.37	$0.54	$0.61	$0.50
Reconciliation of Core (non-GAAP) to GAAP Non-Interest Income (gross of tax)
GAAP non-interest income	$12,325	$12,130	$12,277	$11,277	$13,722
Net (gain) on sale of insurance subsidiary operations	—	—	—	—	(1,181)
(Gain) loss on sale of branch locations and land	—	(1,304)	—	—	—
Loss on sale of FHA loan portfolio	—	—	—	1,491	—
Core (non-GAAP) non-interest income	$12,325	$10,826	$12,277	$12,768	$12,541

[1]
Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.

[2]	Calculated net of tax on extraordinary gain totaling $1.1 million.

	At or For the Quarters Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Reconciliation of Core (non-GAAP) to GAAP Efficiency Ratio (gross of tax)	(Dollars in thousands)
GAAP efficiency ratio:
Non-interest expense	$39,589	$39,752	$39,548	$39,674	$39,613
Net interest income plus non-interest income	88,045	88,678	86,361	84,757	83,076
Efficiency ratio- GAAP basis	44.96%	44.83%	45.79%	46.81%	47.68%
Core (non-GAAP) efficiency ratio:
Non-interest expense	$39,589	$39,752	$39,548	$39,674	$39,613
Net interest income plus core (non-GAAP) non-interest income	88,045	87,374	86,361	86,248	81,895
Efficiency ratio- core (non-GAAP) basis	44.96%	45.50%	45.79%	46.00%	48.37%

Calculation of Tangible Book Value per Share:
Total shareholders' equity	$925,283	$899,917	$885,365	$866,845	$843,304
Less: Goodwill	(178,559)	(178,559)	(178,559)	(178,559)	(178,559)
Identifiable intangible assets, net	(524)	(585)	(665)	(752)	(838)
Total tangible shareholders' equity	$746,200	$720,773	$706,141	$687,534	$663,907
Shares outstanding at end of period	48,009,379	47,940,133	47,876,198	47,773,160	47,670,440

Book value per share- GAAP	$19.27	$18.77	$18.49	$18.15	$17.69
Tangible book value per share- Non-GAAP	15.54	15.03	14.75	14.39	13.93

Calculation of Tangible Equity to Tangible Assets:
Total assets	$8,970,375	$8,436,542	$8,362,255	$8,440,010	$8,057,005
Less: Goodwill	(178,559)	(178,559)	(178,559)	(178,559)	(178,559)
Identifiable intangible assets, net	(524)	(585)	(665)	(752)	(838)
Total tangible assets	$8,791,292	$8,257,398	$8,183,031	$8,260,699	$7,877,608

Equity to assets- GAAP	10.31%	10.67%	10.59%	10.27%	10.47%
Tangible equity to tangible assets- Non-GAAP	8.49	8.73	8.63	8.32	8.43

Calculation of Return on Average Assets and Return on Average Equity Ratios (GAAP and Core) (unaudited)
Net income	$27,935	$18,190	$25,305	$27,217	$23,217
Core (non-GAAP) net income	27,935	17,343	25,305	28,186	23,178
Average total equity	914,564	900,118	880,250	860,142	835,752
Average total assets	8,491,696	8,172,072	8,445,209	8,176,612	7,739,015
Return on average common shareholders' equity	12.22%	8.08%	11.50%	12.66%	11.11%
Core (non-GAAP) return on average common shareholders' equity	12.22	7.71	11.50	13.11	11.09
Return on average assets	1.32	0.89	1.20	1.33	1.20
Core (non-GAAP) return on average assets	1.32	0.85	1.20	1.38	1.20